Exhibit 99.2

Press Release

Gulfport Energy Announces Contribution of Permian Basin Assets

OKLAHOMA CITY (October 12, 2012) Gulfport Energy Corporation (NASDAQ: GPOR) today announced it has completed the contribution of all of its oil and gas interests in the Permian Basin to Diamondback Energy, Inc. (“Diamondback”).

In May 2012, Gulfport Energy Corporation (“Gulfport”) announced that it had entered into a contribution agreement with Diamondback, in which Gulfport agreed to contribute, prior to the closing of Diamondback’s initial public offering, all of Gulfport’s oil and natural gas interests in the Permian Basin in exchange for (i) common stock representing 35% of Diamondback’s outstanding common stock immediately prior to the closing of its initial public offering and (ii) approximately $63.6 million in the form of a promissory note to be paid to Gulfport upon closing of such offering. Gulfport’s obligation to complete the proposed contribution was subject to various closing conditions, including Gulfport’s satisfaction with the terms of the Diamondback offering. Diamondback today announced the pricing of its initial public offering at a public offering price of $17.50 per share. The terms of the Diamondback offering were determined to be satisfactory to Gulfport by a special committee of its Board of Directors and the contribution transaction was completed on October 11, 2012. Diamondback issued Gulfport (i) 7,914,036 shares of Diamondback common stock and (ii) a promissory note for $63.6 million, which will be paid to Gulfport at the closing of the offering. The closing is expected to occur on or about October 17, 2012. This aggregate consideration is subject to a post-closing cash adjustment. If the contribution transaction had closed on September 30, 2012, based on preliminary estimates Diamondback believes it would have owed Gulfport approximately $16.0 million for this post-closing adjustment. However, the actual amount due based on the October 11, 2012 closing date has not been determined, and the actual amount may vary materially from the estimated amount on September 30, 2012.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast. Gulfport has also acquired acreage positions in the Utica Shale of Eastern Ohio and Niobrara Formation of Western Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC and has interests in entities that operate in Southeast Asia, including the Phu Horm gas field in Thailand.

Investor & Media Contact:

Paul K. Heerwagen

Director, Investor Relations

pheerwagen@gulfportenergy.com

(405) 242-4888